Exhibit 99.1

BOSTON CAPITAL REIT AUTHORIZES DIVIDEND

Boston, August 29, 2006 — Boston Capital Real Estate Investment Trust, Inc. (the “Company”), announced today that the Company’s board of directors authorized distributions to its investors for August, September and October.  Each distribution is equivalent to an annual distribution rate of six percent (6%) assuming the share was purchased for $10.

The Company’s board of directors authorized a distribution for August 2006 in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The distribution is authorized as of daily record dates throughout the month of August and will be paid in cash on September 21, 2006.

The Company’s board of directors authorized a distribution for September 2006 in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The distribution is authorized as of daily record dates throughout the month of September and will be paid in cash on October 23, 2006.

Finally, the Company’s board of directors authorized a distribution for October 2006 in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The distribution is authorized as of daily record dates throughout the month of October and will be paid in cash on November 21, 2006.

Investors may choose to receive a cash distribution or purchase shares through the Company’s amended and restated distribution reinvestment plan (the “Reinvestment Plan”).  A copy of the Reinvestment Plan may be obtained from the Company by calling (800) 866-2282.  Each distribution is expected to constitute a return of capital for tax purposes.

The Company currently owns eleven properties across the United States and will continue to focus on its investment objectives of providing regular cash dividends to investors and secondarily, to achieve long term capital appreciation.

This release contains forward-looking statements relating to the business and financial outlook of the Company that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of the prospectus for the public offering of equity of the Company. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Boston Capital:

Boston Capital, headquartered in Boston, Massachusetts, is a fully integrated finance and investment company. Since its inception in 1974, Boston Capital has been on the cutting edge of multifamily property investment, management and financing. Boston Capital serves clients nationwide and internationally, controlling over 2,642 multifamily properties, constituting over 147,000 apartments located in 48 states and the District of Columbia, with a total development cost in excess of $11.3 billion. Boston Capital is the 4th largest owner/investor of multifamily housing in America.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com